As filed with the U.S. Securities and Exchange Commission on April 30, 2026

Registration No. 333-216482

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AutoNation, Inc.

(Exact name of registrant as specified in its charter)

Delaware	73-1105145
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 SW 1st Ave Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

AUTONATION, INC. 2017 EMPLOYEE EQUITY AND INCENTIVE PLAN

AUTONATION, INC. 2026 EMPLOYEE EQUITY AND INCENTIVE PLAN

(Full title of the plan)

C. Coleman Edmunds

Executive Vice President, General Counsel and Corporate Secretary

AutoNation, Inc.

200 SW 1st Ave

Fort Lauderdale, Florida 33301

954-769-6000

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

AutoNation, Inc. (the “Company” or the “Registrant”) previously filed a Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) on March 6, 2017, File No. 333-216482 (the “Registration Statement”), with respect to 5,500,000 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), for issuance under the Registrant’s 2017 Employee Equity and Incentive Plan (the “2017 Plan”).

On April 28, 2026 (the “Approval Date”), the stockholders of the Registrant approved the AutoNation, Inc. 2026 Employee Equity and Incentive Plan (the “2026 Plan”). The 2026 Plan will replace the AutoNation, Inc. 2017 Employee Equity and Incentive Plan (the “2017 Plan”) as the source of equity awards granted on or after the Approval Date. No new awards may be granted under the 2017 Plan as of the Approval Date (although awards granted under the 2017 Plan prior to the Approval Date will remain outstanding in accordance with their terms and those of the 2017 Plan). Pursuant to the 2026 Plan, the shares of Common Stock that previously were available for issuance under the 2017 Plan as of the Approval Date (the “2017 Carryover Shares”) will become available for issuance pursuant to awards granted under the 2026 Plan.

Accordingly, we are filing this Post-Effective Amendment No. 1 to the Registration Statement, pursuant to the undertaking in Item 512(a)(1)(iii) of Regulation S-K and Securities Act Forms Corporation Finance Interpretation Question 126.43, which requires the Registrant to disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statement, to add the 2026 Plan and reflect that, as of the Approval Date, the previously registered 2017 Carryover Shares in the amount of 883,316 shares of Common Stock may be issued under the 2026 Plan, a copy of which is incorporated herein by reference as an exhibit hereto along with a new opinion as to the validity of the 2017 Carryover Shares issuable pursuant to the 2026 Plan. This Post-Effective Amendment No. 1 to the Registration Statement amends and supplements the items listed below. No additional shares of Common Stock are being registered hereby. All other items of the Registration Statement are incorporated herein by reference without change.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Commission either as part of this Post-Effective Amendment No. 1 to the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Post-Effective Amendment No. 1 to the Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have been previously filed by the Company with the Commission, are hereby incorporated by reference herein:

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on February 12, 2026;

(2)	The Company’s Current Report on Form 8-K filed with the Commission on April 29, 2026; and

(3)	The description of our common stock contained in Exhibit 4.13 to our Annual Report on Form 10-K (File No. 001-13107) for the fiscal year ended December 31, 2024, filed with the Commission on February 14, 2025.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment No. 1 to the Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment No. 1 to the Registration Statement.

Item 5. Interest of Named Experts and Counsel

The validity of the securities being registered pursuant to this Post-Effective Amendment No. 1 to the Registration Statement has been passed upon by C. Coleman Edmunds, Executive Vice President, General Counsel and Corporate Secretary of the Company. Mr. Edmunds owns shares of our common stock and holds certain employee equity awards.

Item 6. Indemnification of Directors and Officers

The Company is a Delaware corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of directors or officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except:

•	for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions by a director or officer not in good faith or which involve intentional misconduct or a knowing violation of law;

•	by a director pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions);

•	for any transaction from which a director or officer derived an improper personal benefit; or

•	for an officer in any action or in the right of the corporation.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director actually and reasonably incurred. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute.

The Company’s Certificate of Incorporation and By-Laws provide for indemnification of its directors and officers to the fullest extent currently permitted by the DGCL. In addition, the Registrant maintains liability insurance for its directors and officers.

The By-Laws provide that the Company may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company.

The By-Laws provide that any decision as to indemnification, unless ordered by a court, shall be made: (a) by a majority vote of the directors who are not parties to such action, suit or proceeding (“disinterested directors”), even though less than a quorum; (b) by a committee of disinterested directors designated by a majority vote of all disinterested directors, even though less than a quorum; (c) if there are no such disinterested directors, or if such directors so direct, by independent legal counsel in a written opinion; or (d) by the stockholders. However, the By-Laws provide that a present or former director or officer of the Company who has been successful on the merits or otherwise in defense of any action, suit or proceeding for which indemnification would be appropriate as described above shall be indemnified without the necessity of authorization in the specific case.

The By-Laws provide that the Company shall pay expenses incurred by an officer or director in defending a civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by such person to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. Indemnification and advancement of expenses pursuant to these provisions is not exclusive of any other rights to which those seeking indemnification may be entitled under the Certificate of Incorporation, any By-Law, agreement, contract, vote of stockholders or disinterested directors or otherwise and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer.

The above summary is qualified in its entirety by reference to the complete text of the DGCL, Certificate of Incorporation and the By-Laws.

Item 8. Exhibits

The following exhibits are filed as part of this Post-Effective Amendment No. 1 to the Registration Statement:

5.1	Opinion of C. Coleman Edmunds, Executive Vice President, General Counsel and Corporate Secretary of AutoNation, Inc.

23.1	Consent of C. Coleman Edmunds (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Powers of Attorney (included on signature page).

99.1	AutoNation, Inc. 2026 Employee Equity and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 29, 2026).

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on April 29, 2026.

AUTONATION, INC.

By:	/s/ Michael Manley
Name: Michael Manley
Title: Chief Executive Officer and Director

POWERS OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that the individuals whose signatures appear below hereby constitute and appoint Michael Manley and C. Coleman Edmunds, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for him or her and in his or her name, place, and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this Post-Effective Amendment No. 1 to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-facts and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael Manley Michael Manley	Chief Executive Officer and Director (Principal Executive Officer and Director)	April 29, 2026

/s/ Thomas A. Szlosek Thomas A. Szlosek	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 29, 2026

/s/ Kimberly R. Dees Kimberly R. Dees	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	April 29, 2026

/s/ Rick L. Burdick Rick L. Burdick	Chairman of the Board	April 29, 2026

/s/ Claire Bennett	Director	April 29, 2026
Claire Bennett

/s/ David B. Edelson David B. Edelson	Director	April 29, 2026

/s/ Robert R. Grusky	Director	April 29, 2026
Robert R. Grusky

/s/ Norman K. Jenkins Norman K. Jenkins	Director	April 29, 2026

/s/ Lisa Lutoff-Perlo Lisa Lutoff-Perlo	Director	April 29, 2026

/s/ G. Mike Mikan G. Mike Mikan	Director	April 29, 2026

/s/ Jacqueline A. Travisano Jacqueline A. Travisano	Director	April 29, 2026